                           SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934

Check the appropriate box:

[_]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only

     as permitted by Rule 14c-5(d)(2)

[X]  Definitive Information Statement

                           FERRELLGAS PARTNERS, L.P.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.

[_]  Fee Computer On Table Below Per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:  N/A

     (2)  Aggregate number of securities to which transaction applies:  N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4)  Proposed maximum aggregate value of transaction:  N/A

     (5)  Total fee paid:  N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:  N/A

     (2)  Form, Schedule or Registration Statement No.:  N/A

     (3)  Filing Party:  N/A

     (4)  Date Filed:  N/A

                      [LOGO FOR FERRELLGAS PARTNERS, L.P.]
                               One Liberty Plaza
                            Liberty, Missouri 64068



                                 April 18, 2001

To our Unitholders:

     On April 6, 2001, Ferrellgas Partners, L.P. announced a plan that increases the cash distribution coverage on your public common units and also modified the structure of all of the outstanding senior units. We believe these changes are favorable to you as a public unitholder and were made with the intent of increasing your common unit price and overall value.

     To effect that plan, the holder of a majority of our common units and the holder of our senior units executed written consents approving amendments to our partnership agreement. The independent directors of Ferrellgas, Inc., our general partner, unanimously approved these amendments.

     Under the rules of the Securities and Exchange Commission and the terms of our partnership agreement, we are furnishing you an overview of the transaction in the attached information statement.

     This information statement is being sent to the holders of record of our common units at the close of business on April 16, 2001. No action is required on your part.

                              Sincerely,

                              /s/ James E. Ferrell

                              James E. Ferrell
                              Chairman and Chief Executive Officer
                              Ferrellgas, Inc.,
                              the General Partner of Ferrellgas Partners, L.P.



                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           FERRELLGAS PARTNERS, L.P.
                               One Liberty Plaza
                            Liberty, Missouri 64068

                             INFORMATION STATEMENT

                                  INTRODUCTION

     In March 2001, the independent members of the board of directors of Ferrellgas, Inc. unanimously approved amendments to our partnership agreement. In accordance with the terms of our partnership agreement, Ferrellgas, Inc. was authorized to make some of those amendments as our general partner without the consent of any limited partner to reflect a change that, in its sole discretion, does not adversely affect our limited partners in any material respect. In addition, some of the amendments that relate to the amendment of terms of our senior units required only the consent of a majority of our senior unitholders and such consent was received on April 6, 2001.

     Amendments were also made to our partnership agreement that required the consent of a majority of our common unitholders. These amendments added provisions for the deferral of distributions on the common units held by Ferrell Companies, Inc. in an aggregate amount up to $36 million. Ferrell Companies owns more than a majority of our common units and on April 6, 2001, executed a consent to approve those amendments. Our partnership agreement allows a consent to be taken without a meeting and without advance notice if prompt notice of the resulting action is given to limited partners who did not consent.

     The amendments to our partnership agreement are reflected in the form of our Third Amended and Restated Agreement of Limited Partnership.

     This information statement is being mailed on or about April 18, 2001, to holders of record of our common units at the close of business on April 16, 2001.

     In accordance with federal securities law, the amendments consented to by Ferrell Companies will not be effective until twenty days following the mailing of this information statement.



                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             INFORMATION STATEMENT


                                  INTRODUCTION


                               TABLE OF CONTENTS

                                                                                                                      PAGE
INTRODUCTION.........................................................................................................    1
ABOUT THIS INFORMATION STATEMENT.....................................................................................    4
 Who sent me this information statement?.............................................................................    4
 Why did I receive this information statement?.......................................................................    4
 What will I receive when the amendments to the partnership agreement become effective?..............................    4
 When do the amendments become effective?............................................................................    4
 Why am I not being asked to vote?...................................................................................    4
 What do I need to do now?...........................................................................................    4
 Do I have any dissenters' rights?...................................................................................    4
 What were the most significant changes made to the units owned by Ferrell Companies, Inc.?..........................    4
 What were the most significant changes made to the senior units?....................................................    5
 Have my common units been negatively affected?......................................................................    5
 How can I obtain more information about Ferrellgas Partners?........................................................    5
UNIT OWNERSHIP.......................................................................................................    5
 How many common units are issued and outstanding as of the record date?.............................................    5
 Who are the largest holders of our common units?....................................................................    5
 How many common units do the directors and executive officers of Ferrellgas, Inc. own?..............................    6
DESCRIPTION OF AMENDMENTS TO OUR PARTNERSHIP AGREEMENT...............................................................    7
 What were the senior unit amendments?...............................................................................    7
 What are the amendments to allow for the deferral of distributions to the common units held by Ferrell Companies?...    8
 What are the effects of the amendments on our common unitholders?...................................................    9
 Does anyone have any substantial interest in the proposed amendments?...............................................   10
 Where can I obtain a copy of the partnership agreement?.............................................................   10

                                                                                                                      PAGE
OTHER BUSINESS.......................................................................................................   10
COSTS OF INFORMATION STATEMENT.......................................................................................   10
FORWARD-LOOKING STATEMENTS...........................................................................................   11

                        ABOUT THIS INFORMATION STATEMENT

WHO SENT ME THIS INFORMATION STATEMENT?

     The board of directors of Ferrellgas, Inc., as general partner, sent you this information statement on behalf of Ferrellgas Partners, L.P.

WHY DID I RECEIVE THIS INFORMATION STATEMENT?

     You received this information statement because federal securities law requires us to provide you information regarding some amendments to our partnership agreement, even though your vote is neither required nor requested for the amendments to become effective.

WHAT WILL I RECEIVE WHEN THE AMENDMENTS TO THE PARTNERSHIP AGREEMENT BECOME EFFECTIVE?

     No additional information will be provided and no action is required from you.

WHEN DO THE AMENDMENTS BECOME EFFECTIVE?

     The amendments providing for the deferral of distributions on the common units held by Ferrell Companies will become effective immediately after twenty
days from the date of mailing this information statement.   The amendments that
modify the structure of the senior units were made effective on April 6, 2001.

WHY AM I NOT BEING ASKED TO VOTE?

     Ferrell Companies holds a majority of our issued and outstanding common units and has already approved the amendments pursuant to a written consent in lieu of a meeting. That approval, together with the approval of the board of directors of Ferrellgas, Inc., is sufficient under Delaware law and our partnership agreement. No further approval by any other holder of our common units is required.

WHAT DO I NEED TO DO NOW?

     No further action on your part is requested or necessary. This information statement is purely for your information, and does not require or request you to do anything.

DO I HAVE ANY DISSENTERS' RIGHTS?

     We were formed under the laws of the State of Delaware. Under those laws, dissenters' rights are not available to holders of our common units with respect to the approval of these amendments to our partnership agreement.

WHAT WERE THE MOST SIGNIFICANT CHANGES MADE TO THE UNITS OWNED BY FERRELL COMPANIES, INC.?

     We made changes to our partnership agreement that provided for the possible deferral of distributions on the units held by Ferrell Companies, Inc. in an aggregate amount up to $36 million, in addition to other modifications discussed in this information statement. We believe this ability to defer distributions to these units provides more security related to the quarterly distribution paid on the common units owned by you.

WHAT WERE THE MOST SIGNIFICANT CHANGES MADE TO THE SENIOR UNITS?

     We improved the senior unit to common unit conversion ratio from 125% to 100% and we extended the date of conversion to December 31, 2005, in addition to other modifications discussed in this information statement.

HAVE MY COMMON UNITS BEEN NEGATIVELY AFFECTED?

     No. We believe these changes are favorable to you as a public unitholder and were taken with the intent of increasing your common unit price and overall value.

HOW CAN I OBTAIN MORE INFORMATION ABOUT FERRELLGAS PARTNERS?

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. (Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.) You also may read and copy any of these documents at either of the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our common units are listed on the New York Stock Exchange (NYSE: FGP). Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings also are available to the public at the Commission's web site at http://www.sec.gov. You also may request a copy of our filings by contacting our Secretary, c/o Ferrellgas Partners, L.P., One Liberty Plaza, Liberty, Missouri 64068.

                                 UNIT OWNERSHIP

HOW MANY COMMON UNITS ARE ISSUED AND OUTSTANDING AS OF THE RECORD DATE?

     We used a record date of April 16, 2001, to determine which holders of our common units would receive this information statement. As of that date, there were 31,307,116 common units issued and outstanding. Of these common units, 13,489,516 were owned by public unitholders such as yourself with the remaining 17,817,600 owned by Ferrell Companies.

WHO ARE THE LARGEST HOLDERS OF OUR COMMON UNITS?

     Except as set forth below, we know of no single person or group that is the beneficial owner of five percent or more of our common units. All information is as of April 16, 2001. Information set forth in the table with respect to beneficial ownership of our common units has been obtained from filings made by the named beneficial owner with the Securities and Exchange Commission. Beneficial ownership for the purposes of the table is defined by Rule 13d-3 under the Securities Exchange Act. Under that rule, a person is considered to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting thereof, to dispose or direct the disposition thereof, or to acquire any of those powers within sixty days.

      Title of Class          Beneficial Owner           Units Beneficially Owned         Percentage of Class
      --------------          ----------------          ------------------------         -------------------
       Common Units         Ferrell Companies, Inc.               17,817,600                     56.9
                                Employee Stock
                                Ownership Trust

The trustee for the Ferrell Companies, Inc. Employee Stock Ownership Trust is LaSalle Bank, N.A., located at 125 S. LaSalle Street, 17th Floor, Chicago, Illinois, 60603. The common units beneficially owned by the Ferrell Companies, Inc. Employee Stock Ownership Trust include 17,803,883 common units owned by Ferrell Companies, and 13,717 common units owned by Ferrell Propane, Inc., an indirect wholly-owned subsidiary of Ferrellgas, Inc.

HOW MANY COMMON UNITS DO THE DIRECTORS AND EXECUTIVE OFFICERS OF FERRELLGAS, INC. OWN?

     The following table shows the number of our common units beneficially owned by the directors and executive officers of Ferrellgas, Inc. and the common units beneficially owned by those directors and executive officers as a group. All information is as of April 16, 2001. The individuals listed below provided the information in the table to us. As of that date, no individual director or executive officer had beneficial ownership of one percent or more of our outstanding common units.

    Title of Class           Beneficial Owner           Units Beneficially Owned
    Common Units        James E. Ferrell,                          15,000
                        Chairman, CEO and President

                        Patrick J. Chesterman                      22,200
                        Executive Vice President, COO

                        James M. Hake,                             45,400
                        Senior Vice President

                        Kevin T. Kelly,                             6,700
                        Senior Vice President, CFO

                        A. Andrew Levison,                         35,300
                        Director

                        Michael F. Morrissey,                        775
                        Director

                        Elizabeth T. Solberg,                       8,200
                        Director

                        All current directors and                  133,575
                        officers as a group (7
                        persons)

     The beneficially owned units reflected above include the following number of common units that each person may acquire within sixty days under the Ferrellgas, Inc. Unit Option Plan:

 .  Mr. Chesterman can exercise 3,000 options at $16.80, 7,000 at $19.88 and
   12,000 options at $20.19;

 .  Mr. Hake can exercise 36,000 options at $16.80 and 9,000 options at $20.19;
   and

 .  Mr. Kelly can exercise 6,000 options at $20.19.

             DESCRIPTION OF AMENDMENTS TO OUR PARTNERSHIP AGREEMENT

WHAT WERE THE SENIOR UNIT AMENDMENTS?

     We created and issued senior units to Williams Natural Gas Liquids, Inc. in connection with our purchase of Thermogas, LLC in December 1999. We issued these senior units to Williams Natural Gas Liquids in lieu of cash payment of a portion of the purchase price for Thermogas. There are currently 4,888,233.89 senior units issued and outstanding. The total liquidation value, based on the stated senior unit liquidation preference as defined in our partnership agreement, is approximately $195.5 million plus any accrued and unpaid distributions.

     Each senior unit entitles the holder to quarterly distributions from us equivalent to ten percent per annum of the liquidation value per senior unit, or $4.00 per year. Prior to the amendments, our partnership agreement provided for distributions payable quarterly in-kind through the issuance of additional senior units until the earlier of February 1, 2002, or the occurrence of a material event, as defined in our partnership agreement, after which distributions were payable in cash.

     Upon the earlier of those dates, the holder of senior units would have been able to convert the senior units into common units at a rate equal to 125% of the senior unit liquidation preference. The senior unit liquidation preference is $40.00 per outstanding senior unit, plus any accrued and unpaid distributions. We may redeem all or a portion of the senior units at any time prior to the date of conversion for cash at the senior unit redemption price. The senior unit redemption price is currently $40.00 per outstanding senior unit, plus accrued but unpaid distributions. This redemption price is the same price at which the senior units were issued to Williams Natural Gas Liquids. Immediately after the Thermogas transaction, the senior units were transferred to The Williams Companies, Inc.

     Ferrellgas, Inc. proposed amendments to the terms of the senior units and on April 6, 2001, The Williams Companies executed a written consent to those amendments in its capacity as the sole owner of the senior units.

Those amendments:

 . extended the date of the prohibition of the potential conversion of the senior units into common units to December 31, 2005;

 . changed the senior unit to common unit conversion ratio from 125% to 100% of the senior unit liquidation preference, plus accrued but unpaid distributions;

 . allow us to use $20 million of proceeds from sales of our units to reduce indebtedness after we have used the initial $40 million of those proceeds to redeem senior units;

 . removed provisions that previously would have caused a material event related to the closing price of our common units and a cross default to some of our debt instruments;

 . removed the monetary penalty for not making a required senior unit distribution but added failure to make that distribution as a material event; and

 . reduced the period in which we had the option to pay the senior unit distributions with additional senior units rather than cash from February 1, 2002, to February 1, 2001.

     Ferrellgas, Inc. believes that these amendments to the terms of the senior units eliminate the need to redeem all senior units prior to February 1, 2002, and will allow us to redeem those units with the proceeds of more orderly issuances of equity, the timing of which is controlled by us. For our common units, the changes to the terms of the senior units reduce the potential for dilution in the near future. These amendments to the terms and provisions of the senior units are reflected in our Third Amended and Restated Agreement of Limited Partnership.

WHAT ARE THE AMENDMENTS TO ALLOW FOR THE DEFERRAL OF DISTRIBUTIONS TO THE COMMON UNITS HELD BY FERRELL COMPANIES?

     Ferrell Companies owns approximately 57% of our common units. Ferrellgas, Inc. proposed amendments to our partnership agreement that would allow for the deferral of distributions on the common units held by Ferrell Companies in an aggregate amount up to $36 million. This deferral means that currently in the event that available cash were insufficient to pay all of our common unitholders the minimum quarterly distribution during any fiscal quarter, we would pay a distribution on your publicly held common units first and then pay a distribution on the Ferrell Companies common units to the extent cash was still available. If the cumulative amount not paid to Ferrell Companies were to reach $36 million, the common units held by Ferrell Companies will be paid in the same manner as the publicly held common units you own, just as they were prior to the amendment. After payment of all required distributions, we will use remaining available cash to reduce any amount previously deferred on the units held by Ferrell Companies.

     Our ability to defer the payment of a distribution on the Ferrell Companies common units will end on the earlier of:

 .  December 31, 2005;

 .  a change of control as defined in our partnership agreement;

 .  our dissolution; or

 .  when Ferrell Companies no longer owns any common units.

     After the end of the period described above, distributions will be made to holders of all common units equally, including those owned by Ferrell Companies in the same manner as we made distributions prior to the amendments. The amendments also provide that Ferrellgas, Inc. may not change this period in a manner adverse to holders of our common units without the consent of a majority of the holders of our common units, not including those common units held by Ferrell Companies.

     The common units owned by Ferrell Companies will not be affected by the amendments other than with respect to distributions. Those units will continue to vote together with the publicly held common units in the same manner as they are able to vote currently. Each common unit currently is allowed one vote on each matter for which it may be entitled to vote under our partnership agreement.

     These amendments that created the deferral of distributions on the common units held by Ferrell Companies in an aggregate amount up to $36 million required the consent of a majority of our common unitholders. In addition, our partnership agreement allows a consent to be executed by our common unitholders in lieu of an actual meeting if the consent is executed by the holders of a number of common units that otherwise would be able to approve that action at a meeting. Because Ferrell Companies owns at least a majority of our common units, the execution of a consent to these amendments by Ferrell Companies on April 16, 2001, means that the amendments have been approved in accordance with our partnership agreement without the requirement to hold a meeting of our common unitholders. Our partnership agreement and the Securities and Exchange Commission rules require notifications of the consent executed by Ferrell Companies. Under the Securities and Exchange Commission rules, the amendments approved by Ferrell Companies will not be effective until twenty days after mailing this information statement to our common unitholders.

WHAT ARE THE EFFECTS OF THE AMENDMENTS ON OUR COMMON UNITHOLDERS?

     Because the amendments that provide for the deferral of distributions on the common units held by Ferrell Companies apply solely to distributions to be made to the units held by Ferrell Companies, there is no negative effect on you or your common units. However, we will not be able to increase the amount of the quarterly distributions on our common units if any amount is outstanding that was not paid to Ferrell Companies as a result of the distribution deferral provisions in our partnership agreement. The distributions you would have otherwise received on your common units are now better protected due to the possible deferral of the distributions to Ferrell Companies. Subject to the amount of our available cash, you will continue to receive distributions in the same manner as you do currently. We believe that there are no federal income tax consequences to you as a result of these amendments.

     Ferrellgas, Inc. believes that these amendments providing for the deferral of distributions on the common units held by Ferrell Companies will allow for better perception in the public markets of our ability to pay distributions on our public common units. This perception may allow us better access to the public markets for sales of our securities. However, there can be no assurance that these amendments will provide this desired result.

     These amendments to effect the deferral of distributions on the common units held by Ferrell Companies are generally reflected in Sections 5.4(a), (b) and (c) of our Third Amended and Restated Agreement of Limited Partnership.

DOES ANYONE HAVE ANY SUBSTANTIAL INTEREST IN THE PROPOSED AMENDMENTS?

     The Williams Companies approved the amendments to our partnership agreement related to the terms of the senior units and Williams sold all of those senior units to an entity owned by James E. Ferrell, Chairman and Chief Executive Officer of Ferrellgas, Inc. That entity is now the holder of all senior units, and therefore Mr. Ferrell has an interest in the terms of the senior units and the timing of our redemption of those senior units. The senior units as owned by that entity have all the same rights as when they were owned by Williams. Please see "Unit Ownership" above that sets forth the number of common units Mr. Ferrell owns.

     As a member of Ferrellgas, Inc.'s board of directors and the board of directors of Ferrell Companies, Mr. Ferrell did not vote on the approval of the amendments. All of the other members of those respective boards of directors were independent and had no financial interest in the amendments and voted unanimously in favor of the amendments.

WHERE CAN I OBTAIN A COPY OF THE PARTNERSHIP AGREEMENT?

     You can obtain a copy of our partnership agreement by contacting the Secretary of Ferrellgas, Inc. at:

          Ferrellgas, Inc.
          One Liberty Plaza
          Liberty, MO  64068

     In addition, you can obtain a copy of our partnership agreement in the same manner described in the question "How can I obtain more information about Ferrellgas Partners?" on page 5.

                                 OTHER BUSINESS

     No further business will be transacted by written consent in lieu of a meeting of limited partners regarding matters to which this information statement pertains.

                         COSTS OF INFORMATION STATEMENT

     This information statement has been prepared on our behalf and we will bear the costs of distributing this information statement to our limited partners, including the expense of preparing, assembling, printing and mailing the information statement and attached materials. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this information statement and related materials to limited partners. We may pay for and use the services of other individuals or companies not regularly employed by us in connection with the distribution of this information statement if Ferrellgas, Inc. determines that it is advisable to do so.

                           FORWARD-LOOKING STATEMENTS

     Some information in this information statement may contain forward-looking statements. Those statements use forward-looking words such as "anticipate," "continue," "estimate," "expect," "may," "will," "believes" or similar words. Those statements discuss future expectations or contain projections. Specific factors that could cause our actual results to differ from those in the forward-looking statements include:

 .  the effect of weather conditions on demand for propane;

 .  price and availability of propane supplies;

 .  price and inventory risk of propane supplies;

 . the effect of increasing volatility in commodity prices on the Partnerships liquidity;

 .  the timing and collection of accounts receivable;

 .  availability of capacity to transport propane to market areas;

 .  competition from other energy sources and within the propane industry;

 .  operating risks incidental to transporting, storing and distributing propane;

 .  changes in interest rates;

 .  governmental legislation and regulations;

 .  energy efficiency and technology trends;

 .  the condition of the capital markets in the United States;

 . the political and economic stability of the oil producing nations of the world;

 . the expected savings from the integration of the Thermogas acquisition, reductions made in personnel and assets related to the existing Ferrellgas, L.P. locations and savings related to the routing and scheduling improvements, all discussed in "Business - Recent Initiatives" section of the Partnership's annual report filed on Form 10-K for the year ended July 31, 2000;

 . the effect the amendments described in this information statement have on the perception of the market and our ability to access the public market for the sale of our securities; and

 . the expectation that the senior units will be redeemed in the future with proceeds from an offering of equity at a price satisfactory to us.